                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                              (Amendment No._________)*

                              VISUAL EDGE SYSTEMS INC.
-------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
-------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                     928430 10 7
              ---------------------------------------------------------
                                    (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     SCHEDULE 13G

CUSIP No. 928430 10 7

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)

     GREG NORMAN
______________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)/ /
                                                            (b)/ /
______________________________________________________________________
3    SEC USE ONLY
______________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     AUSTRALIA
______________________________________________________________________
                    5  SOLE VOTING POWER
NUMBER OF                300,000
SHARES              __________________________________________________
BENEFICIALLY        6  SHARED VOTING POWER
OWNED BY                 -0-
EACH                __________________________________________________
REPORTING           7  SOLE DISPOSITIVE POWER
PERSON                   300,000
WITH
______________________________________________________________________
                    8  SHARED DISPOSITIVE POWER
                         -0-
______________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     300,000
______________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                     / /
______________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.6%
______________________________________________________________________
12  TYPE OF REPORTING PERSON
     IN
______________________________________________________________________

ITEM 1.

     (a)  Name of Issuer:  Visual Edge Systems Inc.

     (b)  Address of Issuer's Principal Executive Offices:

                    2424 North Federal Highway, Suite 100
                    Boca Raton, Florida 33431
ITEM 2.

     (a)  Name of Person Filing:  Greg Norman

     (b)  Address of Principal Business Office or, if none, Residence:

                         Greg Norman
                         Visual Edge Systems Inc.
                         2424 North Federal Highway, Suite 100
                         Boca Raton, Florida 33431

     (c)  Citizenship:  Australia

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 928430 10 7

ITEM 3. This statement is filed pursuant to Rule 13d-1(c). Accordingly, Items 3(a) through 3(h) are inapplicable.

ITEM 4.   Ownership.

     (a)  Amount Beneficially Owned as of December 31, 1997:

          300,000 shares

     (b)  Percent of Class:

          5.6%

     (c)  Number of shares as to which persons filing statement have:

          (i)  sole power to vote or direct the vote:

               300,000 shares

          (ii)  shared power to vote or direct the vote:

               0 shares

          (iii) sole power to dispose of or direct the disposition of:

               300,000 shares

          (iv) shared power to dispose of or direct the disposition of:

               0 shares

ITEM 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable.

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable.

ITEM 8.   Identification and Classification of Members of the Group.

          Not Applicable.

ITEM 9.   Notice of Dissolution of Group.

          Not Applicable.

ITEM 10.  Certification.

          Not Applicable.

                                      SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 1998



                                    /s/ Greg Norman
                                   -------------------------------
                                    Greg Norman